Exhibit 21

IPALCO Enterprises, Inc. Subsidiaries:

Indianapolis Power & Light Company

IPL Funding Corporation

Tecumseh Coal Corporation

Mid-America Capital Resources, Inc.

Store Heat and Product Energy, Inc.

Remittance Processing Services, LLC

Each subsidiary is organized in the State of Indiana.